EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS




We consent to the incorporation by reference of our report dated 19 June 1995, with respect to the financial statements of South Western Electricity plc included in the Current Report on Form 8-K of The Southern Company dated
18 September 1995 in the Registration Statements (Form S-8 Nos 2-78617, 33-23152, 33-30171, 33-54415, 33-58371 and 33-60427) pertaining to The
Southern Company employee benefit plans listed on the facing sheets thereof and (Form S-3 Nos 33-3546, 33-23153, 33-51433 and 33-57951) of The Southern Company
for the registration of its Common Stock of $5 par value per share.


 /s/ ERNST & YOUNG
     ERNST & YOUNG
     Chartered Accountants
     Registered Auditor
     Bristol


     2 October 1995